EXTENSION AND SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement") is made as of the 10th day of March, 2003.

BETWEEN:

SMARTIRE SYSTEMS INC., a company duly incorporated pursuant to the laws of the Province of British Columbia, having an officer and principal place of business at 150 - 13151 Vanier Place, Richmond, British Columbia, V6V 2J1

("SmarTire")

OF THE FIRST PART

AND:

TRW Automotive U.S. LLC, a limited liability company duly organized pursuant to the laws of the State of Delaware, acting on behalf of its Automotive Electronics Group, North America, 24175 Research Dr., Farmington Hills, Michigan 48335-2642

("TRW Automotive")

OF THE SECOND PART

WHEREAS:

  Pursuant to a Termination Agreement dated effective August 31, 2001 (the "Termination Agreement"), SmarTire issued to TRW Inc., a corporation pursuant to the laws of the State of Ohio and now known as Northrop Grumman Space & Mission Systems Corp. ("TRW"), a Secured Promissory Note dated August 31, 2001 for the payment of $2,800,000 US (the "Promissory Note").

  In support of the Promissory Note, SmarTire granted to TRW a General Security Agreement dated August 31, 2001 (the "GSA") which was registered at the Personal Property Registry ("PPR") in British Columbia under Base Registration #9646747 (the "PPR Registration").

  SmarTire (U.S.A.) Inc., a subsidiary of SmarTire, guaranteed the indebtedness of SmarTire to TRW pursuant to a Guaranty dated August 31, 2001 (the "Guaranty").

  SmarTire and TRW entered into a License Agreement dated August 31, 2001 whereby TRW granted to SmarTire a perpetual, royalty-free, non-exclusive, worldwide right under certain TRW patents to use certain licensed products (the "License Agreement").

  TRW has assigned its interest in the Promissory Note, the GSA and the Guaranty, and its interest n and obligations under the License Agreement, to TRW Automotive.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged by both parties, the parties agree as follows:

1. TRW Automotive represents and warrants to SmarTire that TRW has assigned to TRW Automotive all of its right, title and interest in and to the TRW Patents (as defined in Section 1.3 of the License Agreement).

2. TRW Automotive agrees to accept, as full and final payment of all amounts due and owing pursuant to or arising out of the Promissory Note, the amount of $850,000 US (the "Settlement Amount"), contingent upon TRW Automotive receiving the Settlement Amount on or before June 1, 2003. TRW Automotive waives any outstanding breach by SmarTire of the Termination Agreement or other documents referred to in the Termination Agreement, and extends to June 1, 2003 the date which any amounts under the Promissory Note are due.

3. SmarTire agrees that it will pay to TRW, immediately upon receipt by SmarTire, not less than twenty percent (20%) of the proceeds of any equity investment or debt financing it receives over $250,000 to pay the Settlement Amount, for the purpose of paying the Settlement Amount as soon as practicable and before the due date.

4. Upon receipt of the entire Settlement Amount, TRW Automotive agrees to cancel the Promissory Note and to return the original Promissory Note to SmarTire.

5. Contingent upon receipt of the Settlement Amount, TRW Automotive hereby releases and discharges all security granted by SmarTire or it subsidiaries in support of the Promissory Note.

6. SmarTire's solicitors, Clark, Wilson, are hereby irrevocably authorized to discharge the PPR Registration upon SmarTire providing Clark, Wilson with conclusive evidence that the Settlement Amount has been forwarded to TRW Automotive.

7. TRW Automotive and SmarTire agree that notwithstanding section 5.2 of the License Agreement, the license granted to SmarTire under the License Agreement is in full force and effect and the License Agreement is in good standing; and further, SmarTire is deemed not to have breached any of its obligations pursuant to the Termination Agreement or any agreement referenced therein.

8. SmarTire and Visteon Corporation are today submitting a quote to Ford Motor Company for the supply of tire pressure monitoring systems for Ford vehicles. To the extent that Ford Motor Company issues a production award pursuant to such quote to SmarTire and Visteon prior to April 30, 2003 and that the rights granted to SmarTire under the License Agreement apply to the manufacture and sale of the products covered by such award, TRW agrees that SmarTire's right under the License Agreement to manufacture and sell products to fulfill the specific production thus awarded, and only that production, will not be terminable under Section 5.2 of the License Agreement.

9. In all other respects, the Termination Agreement and License Agreement will remain unchanged.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect on the validity or enforceability of any other provision.

11. This Agreement may be executed in two or more counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written.

TRW AUTOMOTIVE U.S. LLC

Per: /s/ Allan Vogele
Authorized Signatory

Title: Attorney-in-fact

SMARTIRE SYSTEMS INC.

Per: /s/ Robert Rudman
Authorized Signatory

Title: President and CEO